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                                                                     Exhibit 2.2

                           PRICE GUARANTEE AGREEMENT
                           -------------------------

AGREEMENT made and entered into as of 6th January 1997, by and between UNITED UTILITIES PLC, a company registered in England and Wales ("UU"), and UNITED STATES FILTER CORPORATION, a Delaware corporation ("USF");
WITNESSETH:

WHEREAS, USF and UU entered into an Agreement dated as of 7 October 1996 ("the Purchase Agreement"), pursuant to which USF has agreed to purchase from UU and various affiliates certain assets comprising the Process Equipment Business of UU in consideration of the Purchase Price (as defined in the Purchase Agreement);

WHEREAS, the parties desire to enter into this Agreement in order for USF to grant to UU certain rights with respect to the USF Shares, subject to the terms and conditions hereinafter set forth:



NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, USF and UU hereby agree as follows:

1   Definitions
    -----------


    As used in this Agreement, the following capitalized terms shall have the following meanings:




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"Exchange Act" means the US Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as in effect from time to time;

"Guaranteed Value" means (POUNDS)25,000,000 (twenty-five million pounds sterling) in the aggregate for all of the USF Shares and means, on a per USF Share basis, (POUNDS)25,000,000 divided by the number of USF Shares, plus in each such case interest thereon at a rate per annum of 7% (computed daily, without compounding) from December 28, 1996 to the earlier of the settlement date for the sale of the last USF Share and the Termination Date, each date inclusive, subject in any case to proportionate adjustment in the event of any stock split, stock dividend, combination or similar recapitalization of the USF Shares after the date hereof;

"Net Proceeds" means the cash proceeds received upon settlement of the sale of any USF Shares (after deduction for agency fees and/or brokerage commissions paid or discount suffered with respect to such sales) as deposited with Morgan Guaranty Bank, N.A., into an interest-bearing account in the name of UU, together with the interest earned thereon, and as converted into pounds sterling on the earlier of the settlement date for the sale of the last USF Share and the Termination Date.

"SEC" means the US Securities and Exchange Commission;



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   "Securities Act" means the US Securities Act of 1933, as amended, and the rules and regulations thereunder, as in effect from time to time;

   "Termination Date" means the date falling forty-five (45) days after the Completion Date (as defined in the Purchase Agreement).

   "USF Shares" shall have the meaning ascribed thereto in the Purchase Agreement which shares are to be delivered by USF to UU on the date hereof and any securities issued with respect to the USF Shares by reason of any stock split, stock dividend, combination or similar recapitalization of the USF Shares after the date hereof.

   Unless the context otherwise requires:

   (a) "or" is not exclusive;

   (b) words in the singular include the plural and words in the plural include the singular.

   All other capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement unless a contrary or different meaning is expressly provided herein.

2. Guaranteed value for shares sold
   --------------------------------

   If the aggregate Net Proceeds from the sale, in whole or in part, by UU of the USF Shares effected on or before the Termination Date are less than the Guaranteed Value for the USF Shares sold during such period, then USF shall, within 5 business days after the Termination Date, pay to UU in

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   immediately available funds an amount equal to the aggregate amount of such deficiency.

3. Profit on sale of shares
   ------------------------
   If the aggregate Net Proceeds from the sale, in whole or in part, by UU of the USF Shares effected on or before the Termination Date are greater than the Guaranteed Value for such USF Shares sold during such period, then UU shall, within 5 business days after the Termination Date, pay to USF in immediately available funds an amount equal to the aggregate amount of such excess.

4. Investment Banking Firm
   -----------------------
   Except as hereinafter provided, UU hereby agrees that any sales of the USF Shares received by it under and pursuant to the Purchase Agreement effected on or prior to the Termination Date will be made only through Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). Provided that the Registration Statement is effective as of the Completion Date, and is otherwise in conformity with the Securities Act, UU hereby covenants and agrees with USF that:

   (i) it shall not dispose of such shares in any manner which is disruptive to the market for all shares of USF common stock, par value $0.01;

   (ii) it shall dispose of the USF Shares only in agency sales or ordinary brokerage transactions through such investment banking firm or broker and only on the New York Stock Exchange; and

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     (iii)  it shall comply in all material respects with the Securities Act and the Exchange Act in connection with the sale of the USF Shares;

     provided, however, that notwithstanding the foregoing, UU's obligation to
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     sell only through DLJ and in compliance with (i) above shall terminate on the fortieth day after the Completion Date.

5.   Miscellaneous
     -------------

5.1  Notices
     -------
     All notices, requests, claims, demands and other communications hereunder shall be given in accordance with the provisions of Article 18 of the Purchase Agreement.

5.2  Successors and Assigns
     ---------------------
     This Agreement is solely for the benefit of, and binding upon, the parties and their respective successors. Nothing herein shall be construed to provide any rights to any other entity or individual. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party.

5.3  Counterparts
     ------------
     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4  Titles
     ------
     The titles, captions or headings of the Sections herein are for convenience of reference only and are not intended to be



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    a part of or to effect the meaning or interpretation of this Agreement.

5.5 Governing Law
    -------------
    This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with English law and the parties hereby submit to the non-exclusive jurisdiction of the English courts.

5.6 Invalidity
    ----------
    In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such validity, illegality or unenforceability shall not affect any other provision of the Agreement.

5.7 Entire Agreement - modifications and waivers
    --------------------------------------------
    This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.


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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

UNITED STATES FILTER     )
CORPORATION by:          )

                                        /s/ Damian C. Georgino
                                        ------------------------------------
                                        Name

                                          Vice President
                                        ------------------------------------
                                        Title

UNITED UTILITIES PLC     )
by:                      )


                                        /s/ John W. Beckett
                                        ------------------------------------
                                        Name

                                           Director
                                        ------------------------------------
                                        Title


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